UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NovaStar Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOVASTAR FINANCIAL, INC.
2114 Central Street, Suite 600
Kansas City, MO 64108
(816) 237-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

You are cordially invited to attend the annual meeting of stockholders of NovaStar Financial, Inc., a Maryland corporation (the “Company”), to be held on Thursday, June 25, 2009 at 10:00 a.m., Central Time, at the Hyatt Regency Crown Center Hotel, 2345 McGee Street, Kansas City, MO 64108, for the following purposes:

1.
To elect, by vote of the holders of  the Company’s common stock, par value $0.01 per share (the “Common Stock”), and holders of NovaStar Financial’s 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series D1 Preferred Stock”), two Class I directors to serve until the annual meeting of stockholders to be held in 2012 and until their successors are elected and qualify;

2.
To elect, by vote of the holders of the 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, two directors to serve until such time that all dividends accumulated and due on such stock have been paid fully paid;

3.
To ratify, by vote of the holders of Common Stock and holders the Series D1 Preferred Stock, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

A proxy statement describing the matters to be considered at the annual meeting is attached to this notice. The Board of Directors has fixed the close of business on May 8, 2009 as the record date for determination of stockholders entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof.

By Order of the Board of Directors

/s/ W. Lance Anderson
W. Lance Anderson Chairman of the Board and Chief Executive Officer

Kansas City, Missouri
May 29, 2009

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR AUTHORIZE A PROXY TO VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET AS INSTRUCTED ON THE PROXY CARD. YOUR VOTE IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

TABLE OF CONTENTS

NOVASTAR FINANCIAL, INC.
2114 Central Street, Suite 600
Kansas City, MO 64108
 (816) 237-7000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 25, 2009

To Our Stockholders:

The Board of Directors of NovaStar Financial, Inc., a Maryland corporation (“NovaStar Financial” or the “Company”), is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of stockholders to be held on Thursday, June 25, 2009 at 10:00 a.m., Central Time, at the Hyatt Regency Crown Center Hotel, 2345 McGee Street, Kansas City, MO 64108. This proxy statement, the accompanying proxy card and the notice of annual meeting are being provided to stockholders beginning on or about May 29, 2009.

 GENERAL INFORMATION

Record Date and Voting Rights

Holders of shares of NovaStar Financial’s common stock, par value $0.01 per share (the “Common Stock”), and holders of NovaStar Financial’s 9.00% Series D1 Mandatory Convertible Preferred Stock, par value $0.01 per share (the “Series D1 Preferred Stock”), in each case at the close of business on May 8, 2009, the record date, are entitled to notice of, and to vote on Proposals 1 and 3 at, the annual meeting.  On that date, 9,368,053 shares of Common Stock and 2,100,000 shares of Series D1 Preferred Stock were outstanding.  Holders of Common Stock and Series D1 Preferred Stock are not entitled to vote on Proposal 2.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the record date. Each holder of Series D1 Preferred Stock is entitled to one vote for each share of Common Stock into which the Series D1 Preferred Stock held as of the record date is convertible, in the aggregate. The outstanding Series D1 Preferred Stock is convertible into 1,875,000 shares of Common Stock, in the aggregate. Consequently, the aggregate number of votes entitled to be cast at the annual meeting is 11,243,053.

         Holders of NovaStar Financial’s 8.90% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”) on May 8, 2009, the record date, are entitled to notice of, and to vote as a separate class on Proposal 2 at, the annual meeting Each holder of Series C Preferred Stock is entitled to one vote for each share of Series C Preferred Stock held as of the record date.  On the record date, 2,990,000 shares of Series C Preferred Stock were outstanding.  Holders of Series C Preferred Stock are not entitled to vote on Proposals 1 and 3 or on any other matters to be considered at the annual meeting.

Voting of Proxies

With respect to Proposals 1 and 3 and any other matters that may be brought before the annual meeting:

If you are not planning on attending the annual meeting to vote your shares in person, your shares of Common Stock or Series D1 Preferred Stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.

Shares of stock represented by properly executed proxies received in time for the annual meeting will be voted in accordance with the choices specified in the proxies. Unless contrary instructions are indicated on the proxy:

•	shares will be voted FOR the election of the nominees named in this proxy statement as Class I directors;

•	shares will be voted FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2009.

The management and the Board of Directors know of no matters to be brought before the annual meeting other than as set forth herein. To date, NovaStar Financial has not received any stockholder proposals.   If any other matter of which the management and Board of Directors are not now aware is properly presented to the stockholders for action, it is the intention of the proxy holders to vote in their discretion on all matters on which the shares represented by such proxy are entitled to vote.

With respect to Proposal 2:

If you are not planning on attending the annual meeting to vote your shares in person, your shares of Series C Preferred Stock cannot be voted until either a signed proxy card is returned to the Company or voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card.  If a holder of Series C Preferred Stock does not vote for any nominee or votes for more than two nominees, such holder’s proxy will not be voted, and such holder will have been deemed to have abstained on the matter.

The Board of Directors is not making a recommendation “FOR” or “AGAINST” any of the nominees for Series C directors.   Nonetheless, we encourage the holders of the Series C Preferred Stock to vote.

Revocability of Proxy

The giving of the enclosed proxy does not preclude the right to vote in person should the stockholder giving the proxy so desire. A proxy may be revoked at any time prior to its exercise by delivering a written statement to the Corporate Secretary that the proxy is revoked, by presenting a later-dated proxy, or by attending the annual meeting and voting in person.

Solicitation of Proxies

The costs of this solicitation by the Board of Directors will be borne by the Company. Proxy solicitations will be made by mail and also may be made by personal interview, telephone, facsimile transmission and telegram. Banks, brokerage house nominees and other fiduciaries are requested to forward the proxy soliciting material to the beneficial owners and to obtain authorization for the execution of proxies. NovaStar Financial will, upon request, reimburse those parties for their reasonable expenses in forwarding proxy materials to the beneficial owners. NovaStar Financial may engage an outside firm to solicit votes. If such a firm is engaged subsequent to the date of this proxy statement, the cost is estimated to be less than $10,000, plus reasonable out-of-pocket expenses.

Broker Non-Votes

If the shares you own are held in “street name” by a bank, brokerage firm or other nominee, your nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your nominee provides you. If you do not give instructions to your nominee, your nominee will still be able to vote your shares with respect to “discretionary” items, including the election of directors included in this proxy statement as Proposal 1 and Proposal 2 and the ratification of the Company’s independent registered accounting firm included in this proxy statement as Proposal 3. However, your nominee will not be allowed to vote your shares with respect to “non-discretionary” items. When a nominee does not vote on such “non-discretionary” items because instructions are not received, it is referred to as a “broker non-vote.”

Votes Required for Approval of Proposals

With respect to Proposals 1 and 3 and any other matters that may be brought before the annual meeting:

The presence, in person or by proxy, of stockholders entitled to cast a majority of all of the votes entitled to be cast (including the Series D1 Preferred Stock on an as-converted into common stock basis) constitutes a quorum for the transaction of business at the annual meeting. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposal 1: The vote of a plurality of all of the votes cast at the annual meeting (at which a quorum is present) is required for the election of Class I directors. For purposes of the election of Class I directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Proposal 3: The affirmative vote of a majority of the votes cast at the annual meeting (at which a quorum is present) is required for ratification of the independent registered public accounting firm. For purposes of the vote on the ratification of the independent registered public accounting firm, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

With respect to Proposal 2:

Proposal 2: The vote of a plurality of all of the votes cast by the holders of the Series C Preferred Stock at the annual meeting (at which a quorum is present) is required for the election of the Series C directors.  Holders of Series C Preferred Stock may vote for two Series C director nominees, but may not vote twice for a single nominee.  For purposes of the election of the Series C directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.  Additionally, if you sell or transfer all of your shares of Series C Preferred Stock before the annual meeting and as such, are no longer holder of Series C Preferred Stock at the date of the annual meeting, your nomination for Series C Director will not be considered.

Voting by Shares Held in the 401(k) Plan

If you participate in the NovaStar Financial, Inc. 401(k) plan and your account has investments in shares of the Company’s Common Stock, you must provide voting instructions to the plan trustee (either via the proxy card or by Internet or telephone) no later than 11:59 P.M. Eastern Time on June 24, 2009 in order for your shares to be voted as you instruct. If no voting instructions are received by the plan trustee, your 401(k) shares will be voted by the plan administrator. Your voting instructions will be held in strict confidence.

 “Householding” of Proxy Materials

In December of 2000, the Securities and Exchange Commission adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process is commonly referred to as “householding.”

A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement, we will promptly deliver it to you if you request it by writing to: NovaStar Financial, Inc., Investor Relations, 2114 Central Street Suite 600, Kansas City, MO 64108. If you or another stockholder of record with whom you share an address wish to receive a separate Annual Report or Proxy Statement in the future, you may telephone toll-free 1-800-542-1061 or write to Broadridge, Attention Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1 – ELECTION OF CLASS I DIRECTORS
BY HOLDERS OF COMMON STOCK AND SERIES D1 PREFERRED STOCK

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with one class standing for election at the annual meeting of stockholders each year. A director elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor is elected and qualifies, subject however, to prior death, resignation, retirement, disqualification or removal from office. Two Class I directors will be elected at this year’s annual meeting. Their terms will expire upon the 2012 annual meeting. The nominees for Class I directors are set forth below. The proxy holders intend to vote all proxies received by them in the accompanying form for the nominees for Class I directors listed below unless otherwise specified by the stockholder. In the event that the nominee is unable or declines to serve as a Class I director at the time of the annual meeting, the proxies will be voted for the nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominee listed below and against any other nominee. Each nominee has agreed to serve as a director if elected, and as of the date of this proxy statement the Board of Directors is not aware that the either nominee is unable to serve as director. The nominees listed below already serve as directors of NovaStar Financial.

The election to the Board of Directors of the nominees identified in the proxy statement will require a plurality of all of the votes cast by the holders of Common Stock and Series D1 Preferred Stock at the annual meeting.

The Board of Directors unanimously recommends that the holders of Common Stock and Series D1 Preferred Stock vote “FOR” the nominees identified below:

Name	Position with NovaStar Financial, Inc.

Art N. Burtscher	Class I Director
Edward W. Mehrer	Class I Director

Nominees and Directors

Class I Nominees – Terms Expiring 2012

Art N. Burtscher, age 58, has been a member of the Board of Directors since 2001. In 2000, Mr. Burtscher became Chairman of McCarthy Group Advisors, LLC, an Omaha, Nebraska asset management organization. From 1988 to 2000, Mr. Burtscher served as President and Chief Executive Officer of Great Western Bank in Omaha, Nebraska. Mr. Burtscher also serves on the Board of Directors of Great Western Bancorporation, Inc., an Omaha, Nebraska multi-bank holding company, and NIC Inc., an Overland Park, Kansas eGovernment service provider.

Edward W. Mehrer, age 70, has been a member of the Board of Directors since 1996. From November 2002 through June 2003, he served as Interim President & Chief Executive Officer of Cydex, a pharmaceutical company based in Overland Park, Kansas. From 1996 through December 2003, he served as Chief Financial Officer of Cydex. For approximately ten years and until December 1995, Mr. Mehrer was associated with Hoechst Marion Roussel, formerly Marion Merrell Dow, Inc., an international pharmaceutical company (Marion). From December 1991 to December 1995, he served as Executive Vice President and Chief Financial Officer and a director of Marion. Prior to joining Marion, Mr. Mehrer was a partner with the public accounting firm of Peat, Marwick, Mitchell & Co., a predecessor firm to KPMG LLP, in Kansas City, Missouri. Mr. Mehrer also serves on the Board of Directors of FBL Financial Group, Inc., a Des Moines, Iowa insurance company.

Class II Directors – Terms Expiring 2010

W. Lance Anderson, age 48, is a co-founder, Chairman of the Board and Chief Executive Officer (CEO) of NovaStar Financial, and has been a member of the Board of Directors since 1996. His primary responsibilities are to interact with the capital markets and oversee the portfolio of investments. Prior to Mr. Anderson’s appointment as CEO, he served as President and Chief Operating Officer where his primary responsibilities included directing the mortgage origination and servicing operations along with the non-financial support areas of human resources, information systems and legal. Prior to joining NovaStar, Mr. Anderson served as Executive Vice President of Dynex Capital, Inc., formerly Resource Mortgage Capital, Inc., a New York Stock Exchange listed real estate investment trust (Dynex). In addition, Mr. Anderson was President and Chief Executive Officer of Dynex’s single-family mortgage operation, Saxon Mortgage. Prior to joining NovaStar Financial, he had been at Dynex since October 1989.

Gregory T. Barmore, age 66, has served on the Board of Directors since 1996. He retired as Chairman of the Board of GE Capital Mortgage Corporation (GECMC), a subsidiary of General Electric Capital Corporation (GE Capital) headquartered in Raleigh, North Carolina in 1997. He was responsible for overseeing the strategic development of GECMC’s residential real estate-affiliated financial business, including mortgage insurance, mortgage services and mortgage funding. Prior to joining GECMC in 1986, Mr. Barmore was Chief Financial Officer of Employers Reinsurance Corporation (ERC), one of the nation’s largest property and casualty reinsurance companies. Mr. Barmore also serves as Chairman of the Board of Directors of ICO, Inc., a Houston, Texas based plastics products company.

Class III Director – Term Expiring 2011

Donald M. Berman, age 57, was named to the Board of Directors in July of 2005. Since 1987 Mr. Berman has been the Chairman and Chief Executive Officer of CardWorks, L.P., a privately held consumer finance company based in Woodbury, New York. As Chief Executive Officer of CardWorks, Mr. Berman oversees two wholly owned subsidiaries: Cardholder Management Services, Inc. (CMS), based in Woodbury, New York, which was founded by Mr. Berman in 1987, and Merrick Bank, located in Salt Lake City, Utah, which was established by CMS in 1997. Mr. Berman has been a senior marketing executive with Eastern States Bankcard Association, a bankcard industry consultant and a Vice President in the Financial Institutions Division of Smith Barney.

PROPOSAL 2 – ELECTION OF SERIES C DIRECTORS
BY HOLDERS OF SERIES C PREFERRED STOCK

The Articles Supplementary to the Company’s Charter that established the Series C Preferred Stock provide that whenever dividends on the Series C Preferred Stock are in arrears for six or more quarters (whether or not consecutive) the holders of the Series C Preferred Stock have the right to elect two additional directors to the Company’s board of directors (the “Board”).  On March 17, 2009, the Company notified the holders of the Series C Preferred Stock that the Company would not make its scheduled dividend payment on the Series C Preferred Stock due March 31, 2009, and as of such date, dividends on the Series C Preferred Stock would be in arrears for six or more quarters and the holders of the Series C Preferred Stock had the right to elect, as a separate class, two additional directors to the Company’s Board of Directors to serve as Series C directors until such time as all accrued dividend have been paid.  The notice included a Series C Director Nomination Form permitting holders of the Series C Preferred Stock to make nominations for the election of the Series C directors to occur by vote of the holders of the Series C Preferred Stock at the Company’s annual meeting of stockholders.  The Company sent questionnaires to all nominees seeking information about each nominee to be included in this proxy statement and the consent of each nominee to being listed as a director nominee.  The Company received completed and signed questionnaires and consents from each of the nominees set forth below.   Nominations were not accepted other than by means of the Series C Director Nomination Form and will not be permitted to made from the floor at the annual meeting.  The two nominees receiving the most votes at the annual meeting will be elected Series C directors to serve until all dividends accumulated on the Series C Preferred Stock for the past dividend periods and the then current dividend period have been paid in full or authorized and a sum sufficient for the payment thereof has been set aside for payment.

Series C Director Nominees

Howard Amster, age 61, has served as a principal of Pleasant Lake Apartments, a real estate operating company, since the early 1990’s.  Mr. Amster is also a principal of Ramat Securities, a securities brokerage firm.  Mr. Amster is a director of Geauga Savings Bank.

Barry Igdaloff, age 54, has served as the owner of Rose Capital, a registered investment advisor, since 1995.   Mr. Igdaloff has also served on the Board of Directors of Dynex Capital, Inc. since 2000 and is a member of both the compensation committee and audit committee.  Previously, Mr. Igdaloff was a director of Guest Supply, Inc. prior to its acquisition by Sysco Foods in 2001.  Prior to entering the investment business, Mr. Igdaloff was an employee of Ernst & Whinney’s international tax department.  Mr. Igdaloff is a non-practicing certified public accounting and non-practicing attorney.

Glenn S. Gardipee, age 60, has served as President of Northern Systems, Inc. and Charles Detrie, Inc. since 1980.  Both Northern Systems, Inc. and Charles Detrie, Inc. operate as real estate investment companies.  Additionally, Mr. Gardipee has served as General Partner of Northern Systems Capital Partners, a private equity partnership, since 1990.  Mr Gardipee is a graduate of the University of Wisconsin - Madison with double majors in Finance and Real Estate.  He is also an alumnus of the Applied Securities Analysis Program (ASAP) of the UW Graduate School of Business.  Prior to 1990, Mr Gardipee was employed by the IBM Corporation.  Mr. Gardipee currently serves on the Board of Directors of Northern Systems, Inc. and Charles Detrie, Inc.

Frankie Adamo, age 47, is a practicing attorney and has served as the Owner and President of a tax preparation company since 1995 and is a practicing attorney.  Prior to becoming an attorney, Mr. Adamo worked in the software industry for over 18 years.  Mr. Adamo holds a Bachelor of Science degree in computer science from the University of Central Florida and a Juris Doctorate from Florida A&M University College of Law.

 Philip F. Sidotti, age 66, served as the Assistant Director of Field Experience at Rowan University from 1999 to 2006.

Bridget B. Bruch, age 42, has served as a research and reference librarian for the government of Seminole County, Florida since 2003.

Paul J. Floto, age 61, has served as President, CEO and Chairman of the Board of Directors of REIT Continuance Acquisition Group, Inc., an investment company, since 2006.  Mr. Floto also serves as the President and Chairman of the Board of Directors of a charitable foundation.  For approximately 14 years prior to 2006, Mr. Floto served as President, CEO and Chairman of the Board of Directors of a real estate appraisal company.  From 2002 to 2003 Mr. Floto organized individual investors in a successful effort to be named a member of a creditors’ committee in the Conseco bankruptcy, obtaining about $80 million dollars of additional recovery for his creditors’ class. For approximately 15 years prior to 1992, Mr. Floto operated a sub-prime real estate loan brokerage firm. Before that time he was Chief Financial Officer of an investment company and NASD-registered broker-dealer.  Mr. Floto graduated with Distinction from Stanford University with a BA in economics.  Mr. Floto has been an owner of Novastar securities since 2004.

 The election to the Board of Directors of the nominees for Series C director identified in the proxy statement will require a plurality of all of the votes cast by the holders of the Series C Preferred Stock at the annual meeting.  Additionally, if you sell or transfer all of your shares of Series C Preferred Stock before the annual meeting and as such, are no longer holder of Series C Preferred Stock at the date of the annual meeting, your nomination for Series C director will not be considered.

The Board of Directors is not making a recommendation “FOR” or “AGAINST” any of the nominees for Series C director.   Nonetheless, we encourage the holders of the Series C Preferred Stock to vote.

CORPORATE GOVERNANCE AND RELATED MATTERS
Director Independence

A majority of the directors of the Board must meet the criteria for independence as established by the Board. The Company’s criteria provide that a director will not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Board has adopted, upon recommendation from the Nominating and Corporate Governance Committee, a set of categorical standards to form the basis for the Board’s independence determinations (the “Director Independence Standards”). Although the Company’s securities are no longer listed on the New York Stock Exchange, the Director Independence Standards are substantively the same as those provided for in the rules of the New York Stock Exchange.

The Nominating and Corporate Governance Committee and the Board have evaluated the relationships between each director nominee or director (and his or her immediate family members and related interests) and the Company and its subsidiaries. As a result of this evaluation, the Board has affirmatively determined, upon recommendation from the Nominating and Corporate Governance Committee, that each of the following Class I director nominees or directors has no material relationship with the Company and is independent under the Director Independence Standards: Gregory T. Barmore, Donald M. Berman, Art N. Burtscher and Edward W. Mehrer.  Additionally, based on current information, the Company believes the nominees for Series C Director are independent under the director Independence Standards.

Board Attendance and Annual Meeting Policy

During 2008, there were 11 meetings of the Board of Directors. Each director participated in at least 75% of the meetings of the Board and the committees on which he served.

Independent directors are not expected to attend the annual meeting of stockholders.

Board Committee Membership and Meetings

The Board of Directors has three committees, Audit, Nominating and Corporate Governance and Compensation. The Nominating and Corporate Governance Committee makes recommendations to the Board concerning committee memberships and appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of each committee. Descriptions of the committees are provided below. These descriptions are qualified in their entirety by the full text of the written committee charters that may be found on the Company’s website as described below.

•
 Audit Committee. The Audit Committee of the Board of Directors consists of four directors, all of whom are independent under the Director Independence Standards and other SEC rules and regulations applicable to audit committees. The following directors are currently members of the Audit Committee: Gregory T. Barmore, Donald M. Berman, Art N. Burtscher and Edward M. Mehrer, who serves as the chairman. The Board of Directors has determined that Edward W. Mehrer qualifies as an audit committee financial expert, as such term is defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During 2008, the Audit Committee met 6 times.

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and its system of internal accounting and financial controls, (ii) the performance of the internal audit function, (iii) the performance of the independent auditors, which would include an evaluation of the independent auditor’s qualifications and independence, (iv) the Company’s compliance with legal and regulatory requirements, including disclosure controls and procedures, and (v) the preparation of an Audit Committee report to be included in the Company’s annual proxy statement.

•
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of the Board of Directors consists of four directors, all of whom are independent under the Director Independence Standards. The following directors are currently members of the Nominating and Corporate Governance Committee: Gregory T. Barmore, Donald T. Berman, Art N. Burtscher and Edward M. Mehrer, with Mr. Burtscher serving as the chairman. During 2008, the Nominating and Corporate Governance Committee met 1 time.

The purpose of the Nominating & Corporate Governance Committee is to: (i) identify individuals qualified to become Board members, consistent with the criteria established by the Board, (ii) recommend to the Board the director nominees for the next annual meeting of stockholders, (iii) leading the Board in the annual review of the Board’s performance and the review of management’s performance, and (iv) shape the corporate governance policies and practices including developing a set of corporate governance principles applicable to the Company and recommending them to the Board.

•
Compensation Committee . The Compensation Committee of the Board of Directors consists of four directors, all of whom are independent under the Director Independence Standards and SEC rules and regulations applicable to compensation committees. The following directors are currently members of the Compensation Committee: Gregory T. Barmore, Donald T. Berman, Art N. Burtscher and Edward M. Mehrer, with Mr. Barmore serving as the chairman. The Committee is scheduled to meet quarterly, and more frequently as circumstances dictate. During 2008, the Compensation Committee met 1 time.

The responsibilities of the Compensation Committee are set forth in its charter and include: (i) review and approve the goals, objectives and compensation structure for our Chief Executive Officer and senior management; (ii) review, approve and recommend to the Board any new incentive-compensation and equity-based plans that are subject to Board approval and (iii) approve any required disclosure on executive officer compensation for inclusion in the Company’s annual proxy statement and annual report on Form 10-K. The Compensation Committee also reviews and approves the compensation structure for the Board of Directors. The Compensation Committee may delegate certain of its authority to a subcommittee comprised of one or more members of the Compensation Committee.

Corporate Governance Documents

The Company’s Corporate Governance Guidelines, Code of Conduct and charters of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees may be obtained at the Corporate Governance section of the Company’s website (www.novastarfinancial.com ). The Company will also provide copies of these documents free of charge to any stockholder who sends a written request to: NovaStar Financial, Inc., Investor Relations, 2114 Central Street, Suite 600, Kansas City, MO 64108.

Executive Sessions

Executive sessions of non-management directors are held at least three times a year. The sessions are scheduled and chaired by Mr. Burtscher, who is the Chair of the Nominating and Corporate Governance Committee. Any non-management director can request that an additional executive session be scheduled.

Communications with the Board

Individuals may communicate directly with any member of the Board of Directors or any individual chairman of a committee of the Board of Directors by writing directly to those individuals at the following address: NovaStar Financial, Inc., 2114 Central Street, Suite 600, Kansas City, MO 64108. Communications that are intended for the non-management, independent directors generally should be marked to the attention of the Chair of the Nominating and Corporate Governance Committee. The Company’s general policy is to forward, and not to intentionally screen, any mail received at the Company’s corporate office unless the Company believes the communication may pose a security risk.

Consideration of Director Nominees by Stockholders

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described below.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee intends to utilize a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee will regularly assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. Stockholder nominations should be addressed to: NovaStar Financial, Inc., 2114 Central Street, Suite 600, Kansas City, MO 64108, attention Corporate Secretary. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for the Board of Directors, following verification of the stockholder status of persons proposing candidates. If any materials are provided by a stockholder in connection with the nominating of a director candidate such material will be forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will also review materials provided by professional search firms or other parties. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Directors Minimum Qualifications

The Company considers candidates for the Board of Directors based upon several criteria, including their broad-based business and professional skills and experience, education, accounting and financial expertise, age, diversity, reputation, civic and community relationships, concern for the long-term interest of stockholders, personal integrity and judgment, and knowledge and experience in the mortgage banking industry. When evaluating nominees, the composition of the entire Board of Directors is taken into account including the need for a majority of independent directors. In addition the assessment of a candidate includes consideration of the number of public boards on which he or she serves because of the time requirements for duties and responsibilities associated with serving on the Board of Directors.

Director Nominee Recommendations

The Nominating and Corporate Governance Committee of the Board of Directors have approved the nominees for Class I directors for inclusion on the proxy card. The Class I director nominees are standing for re-election to their positions as Directors of the Company.   The Nominating and Corporate Governance Committee of the Board of Directors has neither approved nor disapproved any of the nominees for Series C director.

Director Compensation in Fiscal Year 2008

Pursuant to its 2005 Compensation Plan for Independent Directors, NovaStar Financial pays non-employee directors $35,000 per year plus $1,500 for each day of board or committee meetings attended. In addition, each independent director is granted (i) upon becoming a director, options to purchase that number of shares of NovaStar Financial common stock which has a fair market value of $100,000 at the time of the grant, exercisable in accordance with the NovaStar Financial 2004 Incentive Stock Plan (the “Incentive Plan”) and subject to a four year vesting schedule, and (ii) on the day after each annual meeting of stockholders, fully vested options to purchase 5,000 shares of common stock, exercisable in accordance with the Incentive Plan. Finally, the chairperson of each of the Audit, Compensation and Nominating and Corporate Governance Committees is paid an annual retainer fee of $10,000, $5,000 and $5,000, respectively.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board of Directors. No director who is an employee of NovaStar Financial will receive separate compensation for services rendered as a director.

The following table sets forth the compensation for each of our non-employee directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Gregory T. Barmore	$56,500	$12,865	$69,365
Art N. Burtscher	56,500	12,865	69,365
Edward W. Mehrer	61,500	12,865	74,365
Donald M. Berman	50,000	26,722	76,722

1.
Represents the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) (disregarding estimates of forfeitures), and includes amounts from stock option awards granted in 2003 through 2008. See Note 19 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating these amounts. The grant date fair value of the 2008 option awards for each director was $1,754. The aggregate number of option awards outstanding at December 31, 2008 for each director was 10,000 for Mr. Barmore; 13,750 for Mr. Burtscher; 14,062 for Mr. Mehrer; and 5,224 for Mr. Berman.

Notwithstanding anything to the contrary set forth in any of NovaStar Financial’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Audit Committee Report shall not be incorporated by reference into any such filings.

 AUDIT COMMITTEE REPORT

The Audit Committee engages the independent auditors, reviews with the independent auditors the plans and results of any audits, reviews other professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the range of audit and non-audit fees and reviews with management management’s evaluation of NovaStar Financial’s internal control structure. The Audit Committee is composed of four directors.

The Audit Committee has reviewed and discussed with management and the independent auditors NovaStar Financial’s audited financial statements for fiscal 2008. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance.”

The Audit Committee has received from the independent auditors written disclosures and a letter concerning the independent auditors’ independence from NovaStar Financial, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with the independent auditors.

Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee

Edward W. Mehrer, Chair
Gregory T. Barmore
Art N. Burtscher
Donald M. Berman

EXECUTIVE OFFICERS

The executive officers of NovaStar Financial and their positions are as follows:

Name	Position With NovaStar Financial	Age
W. Lance Anderson	Chairman of the Board and Chief Executive Officer	48
Rodney E. Schwatken	Senior Vice President and Chief Financial Officer	45

The executive officers serve at the discretion of the Board of Directors. Biographical information regarding Mr. Anderson is provided in the “Nominee and Directors” section of this document. Biographical information regarding Mr. Schwatken is set forth below.

Rodney E. Schwatken, age 45, assumed the responsibilities of Chief Financial Officer of the Company as of January 3, 2008. Since March 2006, Mr. Schwatken had been the Company’s Vice President-Strategic Initiatives where he was responsible for special projects generally related to corporate development and management of the Company’s strategic transactions. From March 1997 until March 2007, Mr. Schwatken held various titles including Vice President, Secretary, Treasurer and Controller (Chief Accounting Officer) of the Company and was responsible for corporate accounting, including implementation of accounting policies and procedures and developing and implementing proper internal control over all financial recordkeeping. From June 1993 to March 1997, when he joined the Company, Mr. Schwatken was Accounting Manager with U.S. Central Credit Union, a $30 billion dollar investment, liquidity and technology resource for the credit union industry. From January 1987 to June 1993, Mr. Schwatken was employed by Deloitte & Touche LLP in Kansas City, Missouri, most recently as an audit manager.

EXECUTIVE COMPENSATION

Introduction

This section provides information regarding the compensation of the persons who served as our chief executive officer during 2008, the other two most highly compensated executive officers at December 31, 2008, and one additional person whose employment was terminated during 2008 but who would have been among our most highly compensated executive officers for 2008 had he remained employed by the Company at December 31, 2008 (collectively our “Named Executive Officers”).

Our Named Executive Officers for 2008, and the positions they held during 2008, were as follows:

Name	Title
W. Lance Anderson (A)	Chairman of the Board and Chief Executive Officer
Rodney R. Schwatken (B)	Chief Financial Officer
Scott F. Hartman (C)	Chairman of the Board and Chief Executive Officer
Michael L. Bamburg (D)	Senior Vice President and Chief Investment Officer
Todd M. Phillips (E)	Vice President, Treasurer and Controller (Chief Accounting Officer)

(A)	Effective January 3, 2008, Mr. Anderson was appointed Chairman of the Board and Chief Executive Officer.
(B)	Effective January 3, 2008, Mr. Schwatken was appointed Chief Financial Officer
(C)	Mr. Hartman’s employment was terminated and he resigned from the Board of Directors, effective January 3, 2008.
(D)	Mr. Bamburg resigned as Senior Vice President and Chief Investment Officer, effective December 31, 2008.
(E)	Mr. Phillips resigned as Vice President, Treasurer and Controller (Chief Accounting Officer), effective September 30, 2008.

Summary Compensation Table

The following table sets forth the compensation of our Named Executive Officers during the fiscal year ended December 31, 2008 and 2007. Mr. Schwatken first became a named executive during 2008 and, consequently, information with respect to Mr. Schwatken for 2007 is not reflected in this table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(4)	Stock Awards ($)(4)	Severance ($)(5)	All Other Compensation ($)(6)		Total ($)
W. Lance Anderson	2008	665,784	—		201,791	157,456	—		31,033	1,056,064
Chief Executive Officer	2007	663,204	—		188,401	231,487	—		31,573	1,115,025

Rodney E. Schwatken	2008	165,000	100,000	(1)	6,120	5,277	—		—	276,397
Chief Financial Officer	2007	N/A	N/A		N/A	N/A	N/A		N/A	N/A

Scott F. Hartman	2008	—	—		33,632	7,737	301,835	(5)	106,828	450,032
Chief Executive Officer	2007	663,204	—		188,401	231,847	—		31,573	1,115,025

Michael L. Bamburg	2008	459,028	—		19,038	3,868	—		—	481,934
Chief Investment Officer	2007	412,738	—		105,895	126,895	—		2,547	648,075

Todd M. Phillips	2008	120,461	36,250	(2)	2,632	290	—		—	159,363
Chief Accounting Officer	2007	136,554	166,800	(3)	13,093	9,961	—		111	326,519

1.	Represents quarterly retention bonuses of $25,000 paid for the first, second and third quarters, plus a retention bonus of $25,000 fully earned and vested as of December 31, 2008.
2.	Represents quarterly retention bonuses of $18,125 paid for both the second and third quarters.
3.
Represents a discretionary cash bonus paid in connection with the sale of the Company’s mortgage servicing rights on November 1, 2007 of $30,000; a discretionary bonus for 2007 performance of $68,400; and a retention bonus of $68,400 fully earned and vested on December 31, 2007.

4.
Represents the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123(R) (disregarding estimates of forfeitures). The stock awards column includes amounts for restricted stock granted in 2004, 2005, 2006 and 2007. The option awards column includes amounts for stock option awards granted in 2005, 2006 and 2007. See Note 19 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used in calculating these amounts.

5.	For further information on severance see the section “Summary of Termination Payments and Obligations to Mr. Hartman.”
6.	All Other Compensation for the named executives is set forth in the following table.

Name	Year	Forgiveness of Founders’ Notes ($)(A)	Continuation of Benefits ($)(B)	Insurance Premiums and Tax Gross-Ups ($)(C)	Total All Other Compensation ($)(D)
W. Lance Anderson	2008	31,033	—	—	31,033
	2007	30,583	—	990	31,573

Rodney E. Schwatken	2008	—	—	—	—
	2007	N/A	N/A	N/A	N/A

Scott F. Hartman	2008	93,100	13,728	—	106,828
	2007	30,583	—	990	31,573

Michael L. Bamburg	2008	—	—	—	—
	2007	—	—	2,547	2,547

Todd M. Phillips	2008	—	—	—	—
	2007	—	—	111	111

(A)
Represents forgiveness of principal under founders’ notes receivable. Based on the Mr. Hartman’s termination the remaining balance of the founder notes were forgiven during 2008.  This amount does not include the forgiveness of capitalized interest as that amount is not reportable compensation for the named executive. See “Review and Approval of Transactions with Related Persons; Related Party Transactions” for additional information.

(B)
Represents certain benefits after Mr. Hartman’s termination which include term life, disability, medical and dental insurance premiums that will be paid by the Company until the earlier of (1) Mr. Hartman’s finding full-time employment or (ii) the expiration of one year. The cost of these premium payments are capped so that the cost to the Company does not exceed 200% of the cost of providing similar benefits to other members of senior management.

(C)
Represents the dollar value of the insurance premiums paid by the Company with respect to term life insurance for the benefit of the named executive. Tax gross-ups for Messrs. Hartman and Anderson were paid on the forgiveness of founders’ notes receivable and a financial planning allowance received during fiscal year 2007. Tax gross-ups for Mr. Bamburg were paid on a financial planning allowance received during fiscal year 2007.

(D)
The total value of all perquisites and other personal benefits did not exceed $10,000 for any named executive officer for fiscal year 2007 so the amounts have been excluded from the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table sets forth the outstanding stock options and stock awards for each of our Named Executive Officers as of December 31, 2008.

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(7)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
W. Lance Anderson	9,375	(4)	—		48.88	12/18/2012	—	—
	3,465		—		168.52	2/7/2015	—	—
	4,575		1,526	(5)	124.84	2/8/2016	—	—
	16,463		16,464	(6)	16.72	3/14/2017	—	—
	—		—		—	—	22,999	5,980

Rodney E. Schwatken	125		—		168.52	2/7/2015	—	—
	175		59	(5)	124.84	2/8/2016	—	—
	321		322	(6)	16.72	3/14/2017	—	—
	—		—		—	—	523	136

Scott F. Hartman (1)	—		—		—	—	—	—

Michael L. Bamburg (2)	1,139		—		168.52	3/31/2009	—	—
	1,779		—		124.84	3/31/2009	—	—
	5,123		—		16.72	3/31/2009	—	—
	—		—		—	—	—	—

Todd M. Phillips (3)	—		—		—	—	—	—

1.	Mr. Hartman’s employment terminated effective March 3, 2008 and all stock-based awards had been forfeited as of December 31, 2008.
2.
Mr. Bamburg’s employment terminated effective December 31, 2008 and all unvested stock-based awards had been forfeited as of December 31, 2008.  All vested unexercised options remain exercisable for 90 days after the effective termination date.

3.	Mr. Phillip’s employment terminated effective September 30, 2008 and all stock-based awards had been forfeited as of December 31, 2008.
4.
For options that vested prior to January 1, 2005, a recipient is entitled to receive additional shares of Company common stock upon the exercise of the options as a result of dividend equivalent rights (“DERs”) that accrue at a rate equal to the number of shares underlying the option outstanding multiplied by 60% of the dividends paid on each share of common stock. The DERs convert to shares by dividing the dollar value of the DERs by the closing price of the Company’s common stock on the dividend payment date. At December 31, 2008, Mr. Anderson each were entitled to receive an additional 1,755 shares of stock upon exercise of their options with an expiration date of December 19, 2011 and an additional 1,757 shares of stock upon exercise of their options with an expiration date of December 18, 2012.

5.	Options will vest in 50% increments on February 8 of the years 2009-2010.
6.	Options will vest in 1/3 increments on March 14 of the years 2009-2011.
7.	The vesting dates of the shares of restricted stock held at fiscal-year end 2008 are as follows:

Name	Grant Date	Shares Outstanding	Vesting Schedule
W. Lance Anderson	2/7/2005	1,100	100% on 2/7/2015
	2/8/2006	2,678	100% on 2/8/2011
	3/14/2007	19,221	100% on 3/14/2012

Rodney E. Schwatken	2/7/2005	44	100% on 2/7/2015
	2/8/2006	103	100% on 2/8/2011
	3/14/2007	376	100% on 3/14/2012

Scott F. Hartman	2/7/2005	1,100	Forfeited upon termination
	2/8/2006	2,678	Forfeited upon termination
	3/14/2007	19,221	Forfeited upon termination

Michael L. Bamburg	2/7/2005	481	Forfeited upon termination
	2/8/2006	1,562	Forfeited upon termination
	3/14/2007	11,962	Forfeited upon termination

Todd M. Phillips	2/7/2005	38	Forfeited upon termination
	2/8/2006	102	Forfeited upon termination
	3/14/2007	1,184	Forfeited upon termination

8.	The closing market price of the Company’s common stock on December 31, 2008 (the last trading day of 2008) was $0.26.

Employment Agreements

Due to the termination of Mr. Hartman as previously discussed and the resignation of Messrs. Bamburg and Phillips and the termination of Mr. Anderson’s employment agreement by the mutual agreement of Mr. Anderson and the Company on December 17, 2008, the following discussion of the Company’s employment agreements is limited to that of Mr. Schwatken.  Mr. Anderson will continue to serve as the Company’s Chief Executive Officer on an at-will basis at the same base salary as he received under his employment agreement.

Rodney E. Schwatken

Mr. Schwatken entered into an employment agreement with the Company on January 7, 2008 pursuant to which he serves as the Chief Financial Officer of the Company.   Under the terms of the agreement, Mr. Schwatken receives an annual base salary of $165,000, subject to annual increases, agreed upon incentive compensation for each of 2008 and 2009 of $25,000 per quarter, and such other incentive pay determined by the Company from time to time. In the event that Mr. Schwatken's employment is terminated by the Company without "cause" or by Mr. Schwatken for "good reason,” Mr. Schwatken will immediately receive any unpaid portion of the $100,000 agreed-upon 2009 incentive compensation and, over a period of 12 months following termination, compensation at an annual rate equal to his then existing annual base salary, in exchange for consulting services outlined in the Employment Agreement.  If termination by the Company without "cause" or by Mr. Schwatken for "good reason" occurs following a "change of control" then, in addition to the foregoing, Mr. Schwatken will receive a lump-sum severance amount equal to the greater of $200,000 or the sum of his then existing annual base salary and actual incentive pay for the prior fiscal year, and all outstanding equity awards will immediately vest upon the date of such termination. Mr. Schwatken is bound by certain non-competition, non-solicitation, confidentiality and similar obligations under, and as more particularly described in, the Employment Agreement.

For purposes of the employment agreement with Mr. Schwatken:

Acts or omissions that constitute “cause” include:

•	breach of any of the terms of the employment agreement;
•	failure to perform material duties in accordance with the standards from time to time established by the Company;
•	neglect in performance of failure to attend to the performance of material duties;
•	insubordination or willful breach of policies and procedures of the Company;
•	breach of fiduciary duties; or
•
Conduct that the Company determines in good faith may impair or tend to impair the integrity of the Company, including but not limited to commission of a felony, theft, misappropriation, embezzlement, dishonesty, or criminal misconduct.

“Good reason” means the occurrence, without the executive’s written consent, of any one or more of the following events:

•
a material reduction in compensation of the executive or a decrease in the responsibilities of the executive to a level that, on the whole, is materially inconsistent with the position for which the executive is employed, except in connection with the Company’s termination of the executive’s employment for “cause” or as otherwise expressly contemplated in the employment agreement;

•	the Company requires that the executive relocate more than 50 miles from the location at which the executive is employed by the Company as of the date of the employment agreement; or
•	the Company’s material breach of any of the provisions of the employment agreement.

 “Change in control” shall be deemed to have occurred if any of the conditions set forth below shall have been satisfied:

•
any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company; any trustee or other fiduciary holding securities under an executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the “beneficial owner” (as defined by Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company (not including securities beneficially owned by such person, any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of the Company’s then outstanding securities;

•
during any period of two consecutive years (not including any period prior to the execution of the employment agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in three immediately preceding bulleted paragraphs), (i) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof;

•
the stockholders of the Company approve a merger or consolidation of the Company with another corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

•	the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Summary of Termination Payments and Obligations to Mr. Hartman

On December 18, 2007, Mr. Hartman was terminated without "cause" as the Chief Executive Officer of the Company, effective as of January 3, 2008, as part of a management restructuring intended to reduce management personnel to a level in line with the needs of the Company in light of changes in the business environment and operations of the Company. In addition, he resigned from the Company's Board of Directors, effective as of January 3, 2008.

The Company and Mr. Hartman concluded that the applicable provisions of Mr. Hartman's employment agreement were acceptable to each party. Accordingly, Mr. Hartman received the rights and benefits specified in his employment agreement as applicable following termination of employment without cause. Mr. Hartman received compensation for 60 days at his base salary which existed immediately prior to termination, in accordance with the federal Worker Adjustment and Retraining Notification Act.

The following table summarizes the payments made to Mr. Hartman as a result of his termination:

Name	Cash Severance		Forgiveness of Founders’ Notes		Accelerated Vesting of Options & Restricted Stock	Continuation of Benefits		Total
Scott F. Hartman	$301,835	(1)	$208,981	(2)	$—	$13,728	(3)	$524,544

1.
The Company had a negative book value as of December 31, 2007, therefore, Mr. Hartman’s severance payment was capped at the lesser of $120,000 or one times his 2007 base salary and 2006 annual incentive compensation. The payment was paid in a single lump sum in January 2008. In addition, Mr. Hartman was paid two months of his base salary in fulfillment of the Company’s obligations under the federal Worker Adjustment and Retraining Notification Act and he was paid his accrued vacation.

2.
Represents the total outstanding balance of the founders’ notes forgiven for Mr. Hartman during 2008. See “Review and Approval of Transactions with Related Parties; Related Party Transactions” for additional information.

3.
Represents certain benefits after Mr. Hartman’s termination which include term life, disability, medical and dental insurance premiums that were paid by the Company for one year. The cost of these premium payments were capped so that the cost to the Company will not exceed 200% of the cost of providing similar benefits to other members of senior management.

SECURITIES OWNERSHIP

Beneficial Ownership of Common Stock and Series D1 Preferred Stock by Directors, Management and Large Securityholders

The following table sets forth certain information known to NovaStar Financial with respect to the beneficial ownership of its common stock and Series D1 Preferred Stock as of May 8, 2009 by (i) each person owning beneficially more than 5% of any class of the Company’s outstanding shares of such stock, (ii) each current director and Class I director nominee, (iii) the Named Executive Officers, and (iv) all current directors, Class I director nominees and executive officers as a group. Unless otherwise indicated in the footnotes to the table, the persons named below have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Beneficial Ownership of Common Stock		Beneficial Ownership of Series D1 Preferred Stock		Voting Power (3)
Name and Address of Beneficial Owner (1)	Shares	Percent(2)	Shares	Percent	Votes	Percent
Scott F. Hartman (4)	294,753	3.15%	—	—	294,753	2.62%
W. Lance Anderson (5)	240,758	2.57%	—	—	240,758	2.14%
Michael L. Bamburg (6)	121,643	1.30%	—	—	121,643	1.08%
Edward W. Mehrer (7)	39,663	*	—	—	38,101	*
Gregory T. Barmore (8)	24,232	*	—	—	22,673	*
Art N. Burtscher (9)	20,940	*	—	—	14,875	*
Rodney E. Schwatken (10)	11,355	*	—	—	11,308	*
Donald M. Berman (11)	5,224	*	—	—	5,716	*
Todd M. Phillips (12)	2,818	*	—	—	2,799	*
All current directors and executive officers as a group (6 persons)(13)	342,172	3.65%	—	—	342,172	3.04%
Citadel Limited Partnership (14) 103 S. Dearborn Street, 32nd Floor Chicago, IL 60603	469,172	5.01%	—	—	469,172	5.01%
Massachusetts Mutual Life Insurance Company (15) 1295 State Street Springfield, MA 01111	192,950	2.06%	1,050,000	50.00%	1,130,450	9.95%
Jefferies Capital Partners IV LLC (16) 520 Madison Avenue, 12 th Floor New York, NY 10022	—	—	1,050,000	50.00%	937,500	8.25%
* Less than 1%

(1)	The mailing address of each beneficial owner is 2114 Central Street, Suite 600, Kansas City, Missouri 64108, unless otherwise shown.
(2)	Based on outstanding shares of common stock of 9,368,053 as of May 8, 2009.
(3)
The holders of the Series D1 Preferred Stock are entitled to one vote for each share of common stock into which the Series D1 Preferred Stock held as of the record date is convertible, on each matter on which the holders of the common stock have a right to vote. Consequently, total votes include one vote for each share of the Company’s common stock outstanding, and one vote for each share of common stock into which outstanding shares of the Company’s Series D1 Preferred Stock may be converted. As of May 8, 2009, the amounts were 9,368,053 and 1,875,000, respectively, for total outstanding votes of 11,243,053.

(4)	Consists of 282,632 shares of common stock held directly, 481 shares of common stock owned by his children; and 11,640 shares of common stock held in the NovaStar Financial 401(k) Plan.
(5)
Consists of 61,771 shares of common stock held directly; 115,850 shares of stock owned jointly with his spouse; 2,748 shares of common stock held in the NovaStar Financial 401(k) Plan; and 33,878 shares of common stock issuable pursuant to options exercisable within 60 days of March 12, 2008. As of March 31, 2009, Mr. Anderson had pledged 36,111 shares of common stock as security.

(6)
Consists of 98,722 shares of common stock owned directly; 876 shares of common stock owned by his spouse; and 8,041 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.

(7)
Consists of 17,018 shares of common stock held directly; 1,000 shares of common stock owned by his spouse; and 20,083 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.

(8)	Consists of 12,673 shares of common stock held directly; and 10,000 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.
(9)	Consists of 1,125 shares of common stock held directly and 13,750 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.
(10)
Consists of 2,184 shares of common stock held directly; 5,088 shares of stock owned by the Rodney E. Schwatken Trust; 3,141 shares of common stock held in the NovaStar Financial 401(k) Plan; and 372 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.

(11)	Consists entirely of shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.
(12)
Consists of 75 shares of common stock owned directly; 402 shares of common stock held in the NovaStar Financial, Inc. 401(k) Plan; and 998 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.

(13)	Includes 87,998 shares of common stock issuable pursuant to options exercisable within 60 days of May 8, 2009.
(14)
Based on a Schedule 13G filed on February 13, 2008, the following entities report shared voting power: Citadel Limited Partnership; Citadel Investment Group, L.L.C., Kenneth Griffin; Citadel Equity Fund Ltd.; and Citadel Derivatives Group LLC.

(15)
Based on an amended Schedule 13D filed on October 9, 2007. The amended Schedule 13D indicates that Massachusetts Mutual Life Insurance Company has shared voting and dispositive power with Babson Capital Management LLC, in its capacity as investment advisor.

(16)
Based on an amended Schedule 13D dated October 9, 2007. The amended Schedule 13D indicates that Jefferies Capital Partners IV LLC (the “Manager”) is the manager of, and may be deemed the beneficial owner of shares held by, Jefferies Capital Partners IV LP (holds 911,659 shares of Series D1 Preferred Stock currently convertible into 813,981 shares of common stock (7.2%)), Jefferies Employee Partners IV LLC (holds 105,002 shares of Series D1 Preferred Stock currently convertible into 93,752 shares of common stock (0.8%)), and JCP Partners IV LLC (holds 33,339 shares of Series D1 Preferred Stock currently convertible into 29,767 shares of common stock (0.3%)) (together, “Jefferies Capital Partners”), which collectively hold the indicated shares of Series D1 Preferred Stock. The amended Schedule 13D indicates further that the Manager has shared voting and dispositive power with Jefferies Capital Partners and with Brian P. Friedman and James L. Luikart, managing members of the Manager, who also may be deemed beneficial owners of these shares.

Beneficial Ownership of Series C Preferred Stock by Nominees for C Director

The following table sets forth certain information known to NovaStar Financial with respect to beneficial ownership of Series C Preferred Stock as of May 8, 2009.  No current director, nominee for Class I director or Named Executive Officer beneficially owns any shares of Series C Preferred Stock.  Unless otherwise indicated in the footnotes to the table, the persons named below have, to the knowledge of NovaStar Financial, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Beneficial Ownership of Series C Preferred Stock
Name and Address of Beneficial Owner (1)	Shares	Percent(2)
Barry Igdaloff(3)	307,774	10.30%
Howard Amster(4)	218,766	7.32%
Glenn S. Gardipee(5)	13,158	*
Paul J. Floto(6)	6,500	*
Frankie Adamo	400	*
Bridget B. Bruch	400	*
Philip F. Sidotti	0	*
* Less than 1%

(1)	The mailing address of each Series C Director nominee is 2114 Central Street, Suite 600, Kansas City, Missouri 64108.
(2)	Based on outstanding shares of Series C Preferred Stock of 2,990,000 as of May 8, 2009.
(3)	Based on information provided to the Company by Mr. Igdaloff, includes 100,125 shares for which Mr. Igdaloff serves as investment advisor.
(4)
Based on information provided to the Company by Mr. Amster, includes 44,600 shares held by Amster Trading Co Charitable Remainder Unitrust (“Amster Trading”) and 1,800 shares held by the Samuel J. Heller Irrevocable Trust (the “Heller Trust”) over which Mr. Amster has shared voting power.  Mr. Amster disclaims beneficial ownership of the shares held by Amster Trading and the Heller Trust.

(5)
Based on information provided to the Company by Mr. Gardipee, Northern Systems Capital Partners (“Northern Systems”) holds the shares of Series C Preferred Stock.  Mr. Gardipee is the general partner of Northern Systems.  Northern Systems is the beneficial owner of 15,845 shares of common stock of the Company and Mr. Gardipee is the beneficial owner of 1,800 shares of common stock of the Company.

(6)	Based on information provided to the Company by Mr. Floto, Mr. Floto also beneficially owns 351 shares of common stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and holders of more than 10% of NovaStar Financial’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities.  Such officers, directors and 10% stockholders are required by SEC regulations to furnish NovaStar Financial with copies of all Section 16(a) forms they file. Based solely on its review of such forms furnished to it, or written representations from reporting persons that no Form 5s were required for such persons, NovaStar Financial believes that, during fiscal 2008, all Section 16(a) filing requirements were satisfied.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PARTIES; RELATED PARTY TRANSACTIONS

The information required by paragraph (a) of this Item for the period specified there for a transaction in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company's total assets at year end for the last two completed fiscal years

The Company has adopted a written policy that addresses the review, approval or ratification of any transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between the Company and any related party, in which the aggregate amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year end for the last two completed fiscal years.  Under the policy, a related party of the Company includes:

•	Any executive officer, or any director or nominee for election as a director;

•	Any person who owns more than 5% of the Company’s voting securities;

•	Any immediate family member of any of the foregoing; or

•	Any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% beneficial ownership interest.

Under the policy, the Board reviews the material facts of any related party transaction and approves it prior to its occurrence. If advance approval is not feasible, then the Board will either ratify transaction at its next regularly scheduled meeting or the transaction will be rescinded. In making its determination to approve or ratify any related party transaction, the Board may consider such factors as (i) the extent of the related party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the transaction are no less favorable than terms generally available to Company in unaffiliated transactions under like circumstances, (iv) the benefit to the Company, and (v) the aggregate value of the transaction.

No director may engage in any Board discussion or approval of any related party transaction in which he or she is a related party; but that director is required to provide the Board with all material information reasonably requested concerning the transaction.

In conjunction with adopting this policy, the Board reviewed and approved any existing related party transactions.

Prior to the enactment of the Sarbanes-Oxley Act of 2002, the Audit and Compensation Committees of the Board of Directors approved a loan to Messrs. Hartman and Anderson in the aggregate principal amount of $1,393,208 pursuant to 10-year non-recourse, non-interest bearing promissory notes dated January 1, 2001. These transactions were executed to restructure previously issued promissory notes executed in favor of the Company by Mr. Hartman and Mr. Anderson. As of December 31, 2008,  Mr. Anderson had pledged 36,111 shares of our common stock as security for the promissory notes. The notes are forgiven in equal annual installments in the aggregate amount of $139,321 over a 10-year period so long as the executive remains employed by the Company. In addition, the notes will be forgiven in the event of death, disability, a “change in control” of the Company, termination by the Company other than “for cause” or resignation by the executive for “good reason” as those terms are defined in each executive’s employment agreement. The aggregate balance of the notes was $416,514 as of January 1, 2008, which was the largest aggregate amount outstanding under the notes for the fiscal year ended December 31, 2008. Because Mr. Hartman was terminated on January 3, 2008 other than “for cause”, his balance of $208,981 was forgiven. As of May 8, 2009, the aggregate amount outstanding under Mr. Anderson’s note was $138,356.

On July 16, 2007, the Company entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Massachusetts Mutual Life Insurance Company (“MassMutual”), Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC, and JCP Partners IV LLC (collectively, “Jefferies Capital Partners,” and together with MassMutual, the “Investors”), pursuant to which the Investors purchased for $48,825,000.00 in cash, in the aggregate, 2,100,000 shares of the Company’s Series D1 Preferred Stock in a private placement not registered under the Securities Act of 1933, as amended (the “Securities Act”). MassMutual and Jefferies Capital Partners each purchased 50% of such securities and, as a result, each holds securities having more than 5% of the total outstanding voting rights of the Company’s securities.

In connection with the Investors’ purchase of the Series D1 Preferred Stock, the Company and the Investors entered into a Standby Purchase Agreement (the “Standby Purchase Agreement”), pursuant to which the Investors committed to purchase up to $101,175,000 of the Company’s 9.00% Series D2 Mandatory Convertible Preferred Stock (the “Series D2 Preferred Stock”) upon completion of a planned rights offering of such shares by the Company (the “Rights Offering”). The Standby Purchase Agreement terminated prior to issuance of any Series D2 Preferred Stock as a result of the Company’s cancellation of the planned Rights Offering.

Also in connection with the Investors’ purchase of the Series D1 Preferred Stock, the Company and the Investors entered into a Registration Rights and Shareholders Agreement (the “Registration Rights Agreement”). Certain rights under the Registration Rights Agreement relate to the Series D1 Preferred Stock purchased by the Investors under the Securities Purchase Agreement and to any shares of Series D2 Preferred Stock into which such Series D1 Preferred Stock may be converted (collectively, the “Series D Preferred Stock”).

Under the Registration Rights Agreement, the Investors can require that the Company register shares of Series D Preferred Stock held by the Investors, shares of the Company’s common stock issuable upon conversion thereof, shares of the Company’s common stock acquired by the Investors after the date of the Registration Rights Agreement, and any other securities received by the Investors on account of any such securities, subject to certain limitations.

The Registration Rights Agreement grants the Investors certain rights to designate up to four individuals for election to the Company’s Board of Directors, depending on the percentage of shares owned by the Investors. In lieu of designating members of the Board, the Investors have the right to designate “board observers” who receive, subject to certain exceptions, all materials that are provided to Board members and who are entitled to attend, but not vote at, all Board meetings. MassMutual and Jefferies Capital Partners have each designated one Board observer.

The Registration Rights Agreement further provides that so long as any Investor owns at least 25% of the shares of Series D1 Preferred Stock purchased pursuant to the Securities Purchase Agreement, the Investors have the right to approve (1) any Change of Control (as defined in the Registration Rights Agreement), any Liquidation Event (as defined in the Registration Rights Agreement), or any voluntary bankruptcy of the Company or its subsidiaries unless, in each case, the Investors receive certain proceeds in connection with such transactions; (2) subject to certain exceptions, the creation, authorization, or issuance of, or the increase in the authorized amount of, any Series D Preferred Stock, any series of capital stock that ranks pari passu with the Series D Preferred Stock, any capital stock of any subsidiary of the Company, or any obligation or security convertible into, or exercisable or exchangeable for, such stock; (3) any amendment of any terms of the Series D Preferred Stock; (4) any reclassification of any authorized shares of the Company’s capital stock into Series D Preferred Stock, any securities that rank pari passu with the Series D Preferred Stock, or any obligation or security convertible into or excisable for such stock; (5) except as provided in the Registration Rights Agreement, any change in the number of, or method of electing, any directors or any members of any committee of the Company’s Board of Directors; (6) any transactions between the Company and any of its affiliates, other than wholly owned subsidiaries, that are not on an arms-length basis; and (7) the consummation of any transactions that could reasonably be expected, individually or in the aggregate, to adversely affect the rights, privileges or preferences of the Investors, as holders of the Company’s capital stock.

The Registration Rights Agreement also provides for certain anti-dilution adjustments and preemptive purchase rights. In addition, upon a Change of Control, the Investors can require that the Company redeem all or a portion of their Series D1 Preferred Stock, at a price equal to the greater of (1) the aggregate liquidation preference of the shares or (2) an amount equal to $37.50, less all cash dividends paid on such shares, subject to adjustment in the event of a stock split or combination. In the event of any sale of all or substantially all of the Company’s assets or any other Change of Control in which the Company is not the surviving entity, each Investor is entitled to receive securities of the acquiring entity in form and substance substantially similar to the Series D1 Preferred Stock, to the extent it did not elect to have its Series D1 Preferred Stock redeemed. In addition, the Company must ensure that the Investors have the right to acquire, in exchange for such replacement securities following such Change in Control, the shares of stock, securities or assets that would have been received by the Investors had they converted their Series D Preferred Stock into common stock prior to such Change in Control.

Under the Registration Rights Agreement, the Company’s Board of Directors waived certain transfer restrictions, otherwise imposed upon the Series D Preferred Stock held by the Investors or their respective affiliates, that are intended to help the Company preserve the potential tax benefits of certain net operating loss carryovers and net unrealized built-in losses. The waiver applies to any transfer that an Investor or the applicable affiliate thereof did not know would result in a substantial limitation on the Company’s use of net operating loss carryovers and net unrealized built-in losses, and to any transfer by an Investor or any of its affiliates (1) pursuant to a registered public offering or a sale through a broker, dealer or market-maker pursuant to Rule 144 promulgated under the Securities Act; (2) to affiliates of the Investor or any of their respective affiliates; or (3) that is approved by the Company’s Board of Directors. The Board also waived, with respect to the Investors and their respective affiliates, the application of any other restrictions (except as may be required by law) that may be in effect from time to time on the transfer, sale or other disposition of shares of capital stock of the Company that are similar in nature to the transfer restrictions imposed on the Series D Preferred Stock.

The Securities Purchase Agreement, the Standby Purchase Agreement, and the Registration Rights Agreement were filed as exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission on July 20, 2007.

PROPOSAL 3 - RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the accounting firm of Deloitte & Touche LLP to audit NovaStar Financial’s financial statements for, and otherwise act as NovaStar Financial’s independent registered public accounting firm with respect to, the year ending December 31, 2009. The Audit Committee’s selection of Deloitte & Touche LLP for the current fiscal year is being presented to stockholders for ratification at the annual meeting. To NovaStar Financial’s knowledge, neither Deloitte & Touche LLP nor any of its partners has any direct financial interest or any material indirect financial interest in NovaStar Financial, or acted since the inception of NovaStar Financial in the capacity of a promoter, underwriter, voting trustee, director, officer or employee of NovaStar Financial. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she has the desire to do so and will be available to respond to appropriate questions from stockholders.

The ratification of Deloitte & Touche LLP as the independent registered public accounting firm will require the affirmative vote of a majority of the votes cast at the annual meeting.

The Board of Directors recommends that the stockholders vote “FOR” ratifying the selection of
Deloitte & Touche LLP as the independent registered public accounting firm.

Principal Accounting Firm Fees

In connection with the audit of the 2008 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP will perform audit services for the Company.

For the fiscal years ended December 31, 2008 and 2007, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”), billed NovaStar Financial for fees as follows:

	For the Fiscal Year Ended December 31,
	2008	2007
Audit fees (1)	$1,515,863	$3,494,243
Audit-related fees (2)	46,978	244,181

Total audit and audit-related fees	1,562,841	3,738,424
Tax fees (3)	494,613	401,284
All other fees (4)	—	—

Total	$2,057,454	$4,139,708

(1)
Audit fees consist principally of fees for the annual and quarterly reviews of the consolidated financial statements, the issuance of stand-alone financial statements of consolidated subsidiaries, compliance reporting and assistance with and review of documents filed with the SEC (including the issuance of consents and comfort letters).

(2)
Audit-related fees consist principally of fees for assistance in securitization transactions, employee benefit plan audits and research and consulting related to financial accounting and reporting matters.

(3)	Tax fees principally include assistance with statutory filing and income tax consultations and planning.
(4)	The Company generally does not engage Deloitte & Touche LLP for “other” services.

The Audit Committee has adopted a policy with respect to the pre-approval of all audit and non-audit services provided by the independent auditors. All fees paid to the independent auditors for fiscal years 2008 and 2007 were pre-approved in accordance with these policies.

Annual Report on Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which contains audited financial statements and financial statement schedules, may be obtained without charge by visiting the Company’s website at (www.novastarmortgage.com ) or upon written request to NovaStar Financial, Inc., Investor Relations, 2114 Central Street, Suite 600, Kansas City, Missouri 64108.

The Annual Report on Form 10-K includes a list of all exhibits thereto. The Company will furnish written copies of such exhibits upon written request therefor and payment of the Company's reasonable expenses in furnishing such exhibits.

OTHER BUSINESS

The Board of Directors knows of no other matters which may be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their discretion.

STOCKHOLDER PROPOSALS OR NOMINATIONS – 2010 ANNUAL MEETING

Any stockholder proposal, including the nomination of a director, intended to be presented at the 2009 annual meeting of stockholders and included in the proxy statement and form proxy relating to such meeting, must be received at NovaStar Financial’s offices on or before January 29, 2010.

In addition, the NovaStar Financial bylaws provide that any stockholder wishing to bring any matter, including the nomination of a director, before an annual meeting must deliver notice to the Corporate Secretary of NovaStar Financial, Inc. at the Company’s principal executive offices on or before February 28, 2010.

The stockholder’s notice must set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to servicing as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company’s corporate books, and of such beneficial owner and (ii) the class and number of shares of the Company’s stock which are owned beneficially and of record by such stockholder and such beneficial owner.

You may contact the Secretary of NovaStar Financial, Inc. at the Company’s principal executive offices regarding the requirements for making stockholder proposals and nominating director candidates.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ W. Lance Anderson
W. Lance Anderson
Chairman of the Board

Kansas City, Missouri
May 29, 2009